Exhibit 99.1

News

Contacts:
Ken Hannah
khannah@caleres.com
Jo Ann Stoda
jstoda@caleres.com

Caleres Reports Preliminary Fourth Quarter 2019 Net Sales Results

ST. LOUIS, February 13, 2020 - Caleres (NYSE: CAL, caleres.com), a diverse portfolio of global footwear brands, today reported preliminary fourth quarter 2019 net sales results. The company plans to release its fourth quarter and full year 2019 financial results and provide an initial 2020 outlook on Thursday, March 12, 2020, at 4:30 p.m. ET.

Fourth Quarter 2019 Net Sales Estimates Versus Fourth Quarter 2018

•	Consolidated net sales of approximately $700 million, down 3%.
–	Famous Footwear net sales of approximately $370 million, with same-store-sales up 5.1%.
–	Brand Portfolio sales of approximately $346 million, down approximately 9%.

“During the fourth quarter, we saw continued shifts in the underlying fashion footwear market. Our brands performed well in the direct to consumer channels, including Famous Footwear which had same-store-sales up 5.1% in the fourth quarter.  However, holiday sales at a number of our retail partners were disappointing and our selling in the value channel has been difficult.  Retail partners continue to tightly manage inventory levels and limit reordering and replenishment,” said Diane Sullivan, CEO, president and chairman of Caleres.

In response to these market dynamics, resources are being reallocated to focus on the growing portions of the business and drive new brands and products. In the fourth quarter, the company completed a Voluntary Early Retirement Program and took other restructuring actions resulting in anticipated annualized savings of $8-$10 million.

The implications of the coronavirus on the business are being closely monitored and an assessment will be provided on the March 12 earnings call. Caleres’ Brand Portfolio segment sources approximately 60% of its footwear from China. The near-term impact will ultimately depend on the duration of the delays in Chinese factory openings and how quickly the supply chain can return to normal operations.

Investor Conference Call

Caleres will host an investor conference call Thursday, March 12, 2020, at 4:30 p.m. ET. The webcast and slides will be available at investor.caleres.com/news/events. The live conference call will be available at (877) 217-9089 for analysts in North America or (706) 679-1723 for international analysts by using the conference ID 5282859.  A replay will be available at investor.caleres.com/news/events/archive for a limited period.  Investors may also access a replay of the call through March 18, 2020, by dialing (855) 859-2056 in North America or (404) 537-3406 internationally and using the conference ID 5282859.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions and other factors; (ii) rapidly changing fashion trends and consumer preferences and purchasing patterns; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) imposition of tariffs; (vi) the ability to accurately forecast sales and manage inventory levels; (vii) cybersecurity threats or other major disruption to the company’s information technology systems; (viii) customer concentration and increased consolidation in the retail industry; (ix) transitional challenges with acquisitions; (x) a disruption in the company’s distribution centers; (xi) foreign currency fluctuations; (xii) changes to tax laws, policies and treaties; (xiii) the ability to recruit and retain senior management and other key associates;  (xiv) compliance with applicable laws and standards with respect to labor, trade and product safety issues; (xv) the ability to secure/exit leases on favorable terms; (xvi) the ability to maintain relationships with current suppliers; and (xvii) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights.  The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended February 2, 2019, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Caleres

Caleres is the home of today’s most coveted footwear brands and represents a diverse portfolio spanning all of life’s styles and experiences. Every shoe tells a story and Caleres has the perfect fit for every one of them. Our collections have been developed and acquired to meet the evolving needs of today’s assorted and growing global audiences, with consumer insights driving every aspect of the innovation, design, and craft that go into our distinctly positioned brands, including Famous Footwear, Sam Edelman, Naturalizer, Allen Edmonds, Vionic, Dr. Scholl’s Shoes, and more. The Caleres story is most simply defined by the company’s mission: Inspire people to feel great…feet first.

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